Exhibit 10.2

March 6th, 2026

Aggregation Service Agreement

For Battery Energy Storage System (BESS)

between

Oelion AB

as Developer

and

Nuvve Holding Corp.

as Service Provider

and

OMNIA Group Holdings AG

as Guarantor

i

THIS Aggregation Service AGREEMENT For Battery Energy STorage System (“BESS”) (the “Agreement”) is entered into as of March 6th, 2026 (“Effective Date”)

BETWEEN

(1)	Oelion AB, a company organized under the laws of Sweden, registered under company register no. 559481-1308 with its registered office at Kungsportsavenyen 26, Box 19055, 400 12 Göteborg, Sweden

– hereinafter referred to as “Developer” –

(2)	Nuvve Holding Corp., a corporation organized under the laws of Delaware, with its registered office at 2488 Historic Decatur Road, Suite 230, San Diego, Ca 92106

– hereinafter referred to as “Service Provider” –

The persons listed in no. (1) to (2) above are also referred to collectively as the “Parties” and each as the “Party”.

(3)	OMNIA Group Holdings AG, a company organized under the laws of Switzerland, with its registered office at c/o Gyseler AG, Ruessenstrasse 6, 6340 Baar,

– hereinafter referred to as “Guarantor” –

Preamble

(H)	WHEREAS this Preamble is designed to only facilitate the reading of this Agreement; nothing stated in this Preamble is intended to be used for interpreting this Agreement. Binding rights and obligations of the Parties and the Guarantor are only created by the provisions of this Agreement following this Preamble.

(I)	WHEREAS the Guarantor is the ultimate parent company of the Developer.

(J)	WHEREAS the Service Provider is a publicly traded corporation listed on Nasdaq and is engaged in, inter alia, the business of vehicle-to-grid technology and energy aggregation services.

(K)	Whereas on March 6th 2026, the Service Provider, the Developer, and the Guarantor entered a Cooperation Agreement (“CA”) according to which, for the benefit of the Service Provider, the parties of the CA wish to establish (i) a right of first refusal and (ii) an exclusive right to provide energy aggregation services as well as engineering and managerial consulting services to any new project of the Guarantor and its Affiliates in Europe.

(L)	WHEREAS the Developer is expected to own and operate a 50 MW battery energy storage system (BESS) project located at Marviken, Sweden (the “Project”) and to hold an interconnection agreement with the relevant grid operator regarding the interconnection of the Project to the electricity grid, currently providing for 40 MW interconnection with a planned upgrade to 50 MW (the “Interconnector Agreement”).

(M)	WHEREAS, pursuant to Section 5 of the CA, the Developer and the Guarantor grant the Service Provider an exclusive option right to enter into an aggregation service agreement in relation to the Project which may be exercised by the Service Provider by providing written notice to the Guarantor of its intention to exercise the option right.

(N)	WHEREAS in fulfilment of such option right, the Parties and the Guarantor enter into this Agreement governing the provision of the aggregation services.

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NOW, THEREFORE, IT IS AGREED as follows:

Aggregation SERVICE AGREEMENT
FOR BATTERY ENERGY STORAGE SYSTEM (BESS)

11.	Defined Terms and Abbreviations

In this Agreement the following terms and abbreviations shall have the following meanings unless otherwise expressly stated in the individual case:

Affiliate	“Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with one of the Parties. For this purpose, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

aFRR	shall have the meaning as set forth in Section 12.1.3.

Aggregation Service Fee	shall have the meaning as set forth in Section 17.1

Agreement	shall have the meaning as set forth before the Preamble.

Ancillary Services	shall have the meaning as set forth in Section 12.1.5.

Background IP	shall have the meaning as set forth in Section 31.1.

Battery Operating Manual	shall have the meaning as set forth in Section 14.1

BESS	shall have the meaning as set forth before the Preamble.

Confidential Information	shall have the meaning as set forth in Section 26.1.

C-rates	shall have the meaning as set forth in Section 14.1(c).

Developer	shall have the meaning as set forth before the Preamble.

DSO	shall have the meaning as set forth in Section 18.1.

Effective Date	shall have the meaning as set forth before the Preamble.

Energy Arbitrage	shall have the meaning as set forth in Section 12.1.

EPC	shall have the meaning as set forth in Section 25.4.

FCR-N	shall have the meaning as set forth in Section 12.1.1.

FCR-D	shall have the meaning as set forth in Section 12.1.2.

FDI	shall have the meaning as set forth in Section 27.3.

Force Majeure	shall have the meaning as set forth in Section 25.1.

Foreground IP	shall have the meaning as set forth in Section 31.2.

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GDPR	shall have the meaning as set forth in Section 32.

Guarantor	shall have the meaning as set forth before the Preamble.

Information	shall have the meaning as set forth in Section 26.1.

Information Recipient	shall have the meaning as set forth in Section 26.2.

Interconnector Agreement	shall have the meaning as set forth in Preamble (L)(K).

KPI	shall have the meaning as set forth in Section 16.

Liability Cap	shall have the meaning as set forth in Section 19.1.

Manufacturer’s Warranty	shall have the meaning as set forth in Section 14.1.

Market Availability	shall have the meaning as set forth in Section 16.1.1.

mFRR	shall have the meaning as set forth in Section 12.1.4.

CA	shall have the meaning as set forth in the Preamble (K).

Net Revenue	shall have the meaning as set forth in Section 17.4.

Party/ Parties	shall have the meaning as set forth before the Preamble.

Planned Downtime	shall have the meaning as set forth in Section 20.1.

Project	shall have the meaning as set forth in Preamble (L).

Service Provider	shall have the meaning as set forth before the Preamble.

Services	shall have the meaning as set forth in Section 12.1.

SoC	shall have the meaning as set forth in Section 14.1(a).

Term	shall have the meaning as set forth in Section 24.1.

TSO	shall have the meaning as set forth in Section 18.1.

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12.	Scope of Services

12.1	The Service Provider shall act as the exclusive agent for the BESS across the revenue streams further specified in Exhibit 2.1 for the Project in Marviken, Sweden (“Services”). The Services comprise the following revenue streams related to ancillary services and energy arbitrage:

12.1.1	Frequency Containment Reserve – Normal (“FCR-N”): This service constitutes a primary control reserve, which is automatically activated to stabilize the grid frequency around 50 Hz in the event of supply-demand imbalances.

12.1.2	Frequency Containment Reserve – Disturbance (“FCR-D”): This service constitutes a primary control reserve automatically activated during significant frequency disturbances to restore grid stability, requiring rapid power adjustment capabilities and available in both upward (increasing output) and downward (decreasing output) directions.

12.1.3	Automatic Frequency Restoration Reserve (“aFRR”): This service constitutes a secondary control reserve service that automatically restores the frequency to its nominal value and manages power exchanges between control areas through continuous activation signals.

12.1.4	Manual Frequency Restoration Reserve (“mFRR”): This service constitutes a tertiary control reserve service that is manually activated to replace activated secondary reserves and restore the balance between generation and consumption over longer timeframes.

12.1.5	Day-Ahead/Intraday Arbitrage: This service involves a trading strategy of purchasing electricity at low prices and selling at high prices, utilising price volatility across different timeframes to maximise revenue.

For purposes of this Agreement, “Ancillary Services” refers to the frequency control reserve services specified in Sections 2.1.1 – 12.1.4 (FCR-N, FCR-D, aFRR, and mFRR), while “Energy Arbitrage” refers to the Day-Ahead/Intraday Arbitrage trading strategy specified in Section 12.1.5.

12.2	The Service Provider undertakes to optimize and operate the BESS in accordance with the provisions of this Agreement, with the aim of maximising revenues for the Developer.

12.3	The Developer shall provide the Service Provider with reasonable access to relevant information and personnel necessary for the effective performance of the Services. In particular, the Developer shall:

12.3.1	Perform the co-operation duties in good faith and in a timely manner.

12.3.2	Provide the Service Provider with all data and information in its possession which the Service Provider needs for the provision of the Services within five (5) calendar days of request.

12.3.3	Make decisions on all matters properly referred to it by the Service Provider in such reasonable time and manner so as not to delay or disrupt the performance of the Services by the Service Provider.

12.3.4	Provide reasonable access to its premises, particularly the Project site in Marviken, Sweden, to the extent necessary for providing the Services.

12.3.5	Use the Services solely for the Project at location in Marviken, Sweden and not for any other purpose without the prior written consent of the Service Provider.

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12.4	The Developer acknowledges that failure to comply with its obligations under Section 12.3 may result in the Service Provider being unable to fulfil the Services, and such failure shall not constitute a breach of this Agreement by the Service Provider. Furthermore, if the Developer’s failure to comply with its obligations under Section 12.3 results in lost revenues, increased costs, or other damage to the Service Provider, the Developer shall be liable to compensate the Service Provider for such losses. In such cases, the Service Provider shall be entitled to suspend its obligations under this Agreement until the Developer cures such failure, and the time for performance of the Service Provider’s obligations shall be extended accordingly.

13.	Software and Platform

Optimization shall be conducted through the Nuuve GIVeTM platform or any other platform belonging to Nuvve, any of its subsidiary or any platform licensed by Nuvve. The Developer shall be granted real-time access on view-only basis to the platform dashboard.

14.	Operating Standards and Technical Requirements

14.1	The Service Provider shall operate the BESS in accordance with the manufacturer’s operating manual (“Battery Operating Manual”) and warranty conditions (“Manufacturer’s Warranty”). This shall include strict compliance with the following technical parameters:

(a)	The state of charge (“SoC”) limits as specified by the Battery Operating Manual shall not be fallen below or exceeded. Operating outside these limits may cause permanent damage to battery cells and void warranty coverage.

(b)	The operating temperature of the battery must be maintained within the minimum and maximum temperatures specified by the Battery Operating Manual; Temperature extremes can significantly impact battery performance, lifespan, and safety.

(c)	The charging and discharging power rates (“C-rates”) shall not exceed the maximum values defined in the Battery Operating Manual. Excessive C-rates can cause accelerated degradation, thermal runaway, and safety hazards.

15.	Compliance with Law

The Parties and the Guarantor shall comply with all applicable laws, regulations, and regulatory requirements, particularly all relevant Swedish and European Union regulations, including Regulation (EU) 2023/1542 on batteries and waste batteries (EU Battery Regulation), as well as the applicable energy and electricity market regulations.

16.	Performance Standards

When the site has been connected to the grid and the site is in operational state, he Service Provider undertakes to achieve and maintain the following Key Performance Indicators (“KPIs”):

16.1.1	The Service Provider shall maintain a market availability (“Market Availability”) of greater than ninety percent (90%) per calendar year/month. Planned Downtime, as defined in Section 20.1, shall be excluded, provided that it is notified in accordance with Section 20.2.

The Service Provider shall not exceed the maximum of 731 equivalent full cycles per calendar year. Equivalent full cycles are calculated as: Net energy throughput.

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17.	Compensation and Fee Structure

17.1	The Service Provider shall be entitled to a service fee equal to nine percent (9.0%) of Top Line Revenue as defined in Section 17.2 generated from the operation of the BESS subject to this Section 17 and the pass-through costs as set out in Section 18 (“Aggregation Service Fee”).

17.2	For purposes of this Agreement, “Top Line Revenue” shall mean all gross revenues received by or on behalf of the Developer from the following sources:

17.2.1	Revenues from participation in the Ancillary Services and other balancing services markets.

17.2.2	Revenues from Energy Arbitrage and other spot market electricity trading.

17.2.3	Any other revenues directly attributable to the operation of the battery storage system(s), excluding grid fees, taxes, and third-party service charges.

17.3	The Aggregation Service Fee shall be calculated monthly based on the Top Line Revenue collected during the respective calendar/ month. Calculation shall be performed by the Service Provider within ten (10) calendar days following the end of each calendar month. The Aggregation Service Fee shall become due and payable within fifteen (15) calendar days following the actual collection of the corresponding revenues by the Service Provider. Payment shall be made via bank transfer to the account designated in writing by the Service Provider.

17.4	If any payment of the Aggregation Service Fee is not received by the due date, the Developer shall pay an administrated late fee of five percent (5%) of the outstanding balance and an interest fee on the overdue amount at a rate of one percent (1%) per month or the maximum rate permitted by law, whichever is less, calculated from the due date until the date of actual payment.

18.	Pass-Through-Costs

18.1	All distribution system operation (“DSO”) and transmission System Operator (“TSO”) connection fees, capacity fees connection and capacity fees (SE3 regional rates) are treated as pass-through costs and deducted from Top Line Revenue before the calculation of the Aggregation Service Fee. The Service Provider is responsible for timely payment of these fees and shall be reimbursed promptly by the Developer no later than 10 business days after the Service Provier’s submission of corresponding invoices to the Developer.

18.2	The Service Provider shall provide the necessary bank guarantees or cash collateral required by Nord Pool and Svenska kraftnät. The cost of this credit support shall be reimbursed by the Developer quarterly upon submission of corresponding cost documentation.

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19.	Limitation of Liability

19.1	Subject to Section 19.6, the Service Provider’s aggregate liability under and in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, shall be limited as set out in this Section 19.

19.2	The Service Provider’s maximum liability for any calendar month shall not exceed the Aggregation Service Fee as calculated in the Sections 17 and 18 payable by the Developer (“Liability Cap”).

19.3	The Liability Cap set forth in Section 19.2 shall apply to the aggregate of all claims, losses, damages, costs, and expenses arising from any and all breaches of this Agreement occurring within the same calendar month, regardless of the number of breaches or the nature of such breaches.

19.4	For the avoidance of doubt, multiple breaches of obligation within the same calendar month shall not result in multiple Liability Caps. Instead, all such breaches shall be subject to the single Liability Cap for that month.

19.5	The determination of which Liability Cap applies shall be based on the calendar month in which the breach occurred, irrespective of when such breach was discovered or claimed. For breaches that continue across multiple calendar months, the Liability Cap of the month in which the breach initially occurred shall govern the entire breach.

19.6	The Liability Cap shall not apply to any liability arising from the Service Provider’s gross negligence or willful misconduct, or any liability that cannot be limited or excluded by applicable law.

19.7	The Service Provider shall not be liable for any indirect losses, including – but not limited to – loss of profit, loss of revenue, loss of data, loss of goodwill, business interruption or any other consequential damages, regardless of the cause and regardless of whether such losses were foreseeable.

20.	Maintenance and Planned Downtime

20.1	The Developer is entitled to 120 hours of planned downtime per contract year for physical maintenance (“Planned Downtime”).

20.2	The Developer must provide fourteen (14) calendar days’ notice to the Service Provider to ensure no market commitments (e.g., FCR-D bids) are active during that period. For urgent maintenance, the notice period may be reduced to seven (7) calendar days, provided this is communicated in writing to the Service Provider.

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20.3	Properly notified Planned Downtime shall be excluded from the Market Availability KPI calculation further specified in Section 16.1.1.

21.	Reporting and Transparency

21.1	The Service Provider shall prepare and submit monthly reports to the Developer by the 21 day of each following month. Each report shall contain a line-by-line audit of all trading activities, TSO activations, and a “Degradation Log” documenting the cumulative impact of trading operations on battery health.

21.2	The Service Provider is responsible for all balancing service provider duties, including pre-qualification (valid for 5 years in Sweden) and real-time telemetry provision. The Service Provider shall ensure that all Svenska Kraftnät requirements are continuously met, and all necessary certifications remain current.

21.3	The Developer may appoint a third-party auditor once per year to verify the Top Line Revenue calculations.

22.	Suspension of Services

22.1	For purposes of this Agreement, “Suspension of Services” means the Service Provider’s right to temporarily cease providing the Services under certain circumstances.

22.2	The Service Provider shall have the right to suspend the provision of all or any part of the Services upon written notice to the Developer if:

22.2.1	The Developer fails to pay any amount due under this Agreement within fifteen (15) days after the due date.

22.2.2	The Developer breaches any material obligation under this Agreement, and such breach continues for more than ten (10) days after written notice from the Service Provider.

22.2.3	The Developer fails to provide the cooperation, information, or access required under Section 12.3, and such failure materially impairs the Service Provider’s ability to perform the Services.

22.2.4	The Service Provider reasonably believes that the Developer is using the Services in a manner that violates applicable laws or regulations or infringes third-party rights, or

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22.2.5	The Developer becomes subject to insolvency proceedings or is unable to pay his debts as they fall due.

22.3	The Service Provider shall provide the Developer with at least five (5) calendar days’ prior written notice of its intention to suspend the Services, except in cases of emergency or where immediate suspension is necessary to prevent imminent harm to the Service Provider or third parties.

22.4	The Service Provider shall resume the provision of the Services within five (5) calendar days after the Developer cures the breach or condition that gave rise to the suspension, provided that the Developer has paid all amounts due during the suspension period.

22.5	The Service Provider shall not be liable to the Developer for any damages, losses, or liabilities arising from or related to any Suspension of Services in accordance with this Section 21.1.

23.	Guarantee

23.1	The Guarantor unconditionally and irrevocably guarantees to the Service Provider the due and punctual payment and performance of all obligations of the Developer under this Agreement.

23.2	In particular, the Guarantor guarantees the full and timely payment of all amounts due under this Agreement, including but not limited to:

23.2.1	The compensation of the Aggregation Service Fee according to Section 17.1;

23.2.2	The compensation of the pass-through costs according to Section 18;

23.2.3	Any late payment interest, including the provisions under Section 17.4;

23.2.4	Any costs, expenses, or fees incurred by the Service Provider in enforcing this Agreement or collecting payments; and

23.2.5	Any other obligations of the Developer under this Agreement.

23.3	The guarantees provided by the Guarantor under Section 23.2 shall remain in full force and effect until all obligations of the Developer under this Agreement have been fully satisfied.

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23.4	The guarantees provided by the Guarantor under Section 23.2 shall be primary obligations, such that the Service Provider may proceed directly against the Guarantor without first pursuing any remedies against the Developer.

23.5	The Guarantor shall be liable for the full performance of all obligations of the Developer under this Agreement.

23.6	The Guarantor waives any right to require the Service Provider to pursue any remedy against the Developer or any other security before enforcing the guarantee

24.	Term and Termination

24.1	The initial term of this Agreement shall commence on the Effective Date and continue until 31 December 2040. Upon expiration of the initial term, this Agreement shall automatically renew for successive one (1)-year periods, unless either Party provides written notice of termination to the other Party at least three (3) months prior to the expiration of the then-current term. The provisions of this Section 24.1 shall collectively be referred to as the “Term”.

24.2	The Developer may terminate this Agreement immediately if any of the following grounds exist:

24.2.1	The Service Provider fails the Market Availability KPI (<90%) for three consecutive months.

24.2.2	The actual Net Revenue falls below the Revenue Floor for six (6) consecutive months.

24.2.3	A material breach of the battery warranty occurs due to negligent bidding.

24.3	Each Party may terminate this Agreement immediately if any of the following grounds exist:

24.3.1	Material breach of this Agreement by the other Party that remains uncured after 14 days’ written notice.

24.3.2	Insolvency or bankruptcy proceedings initiated against the other Party.

24.3.3	Any other circumstance that makes continued performance of this Agreement unreasonable for the other Party under the principles of good faith.

24.3.4	The Developer’s failure to pay any amount due under this Agreement for more than thirty (30) days after the due date.

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24.4	If a circumstance arises that entitles the Service Provider to exercise rights under both Section 13 and Section 15, the Service Provider shall be free, at its sole discretion, to determine which remedy, if any, it wishes to exercise. The choice of one remedy shall not limit, waive, or prejudice the Service Provider’s right to exercise any other remedy arising from the same or any subsequent circumstance.

24.5	If the Parties, or any of their respective Affiliates, have entered into one or more agreements relating to the same project or to any other cooperation between them, any material breach committed by the Developer or any Developer Affiliate under any such agreement shall entitle the Service Provider, at its sole discretion, to:

i)	Terminate the breached agreement;

ii)	Terminate any or all the other agreement between the Parties or their Affiliates;

iii)	Suspend performance under such agreements; or

iv)	Execise any other remedy available under this Agreement or applicable law.

24.6	The Service Provider’s choice of remedy shall be entirely discretionary and shall not limit, waive, or prejudice its right to exercise any other remedy at any time, whether arising from the same breach or a subsequent breach.

24.7	Upon ending of the respective Services by expiration of time or by termination, the Developer shall immediately cease to use the respective Services and immediately return at the Developer’s own expense all of the items and equipment to the Service Provider that was provided by the Service Provider in connection with the respective Services. In this respect, it is agreed that the Developer shall be solely responsible for negotiating with and paying all costs to the relevant third parties in order to be provided with same or similar services.

24.8	In case of ending this Agreement by expiration of time or by termination, the Service Provider may invoice the Transitional Services Charges not yet invoiced for the Services provided up to that point.

24.9	The obligations pursuant to sections 25 to 34 shall survive the ending of this Agreement or a particular Service, respectively.

25.	Force Majeure

25.1	For purposes of this Agreement, “Force Majeure” means any event or circumstance that is beyond the reasonable control of a Party or the Guarantor and that prevents, hinders, or delays such Party or the Guarantor from performing its obligations under this Agreement, provided that such event or circumstance could not have been avoided by reasonable precautions and could not have been overcome by reasonable diligence. Force Majeure events include, but are not limited to grid failure, natural disasters, act of God, war, infrastructure and system failures, regulatory and legal changes.

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25.2	If a Party or the Guarantor is prevented, hindered, or delayed in the performance of any of its obligations under this Agreement by a Force Majeure event, that Party’s or Guarantor’s obligations, to the extent affected by the Force Majeure event, shall be suspended for the duration of the Force Majeure event.

25.3	The Party or the Guarantor affected by a Force Majeure event shall promptly notify the other Party or the Guarantor in writing, describing the nature of the event, its expected duration, and the measures being taken to mitigate its effects.

25.4	Notwithstanding any other provision of this Agreement, if the Service Provider is also acting as the engineering, procurement, and construction (“EPC”) contractor for the BESS Project, the occurrence of a Force Majeure event under the EPC contract shall not automatically constitute a Force Majeure event under this Agreement.

25.5	If the Service Provider is also the EPC contractor, Force Majeure under the EPC contract shall not automatically trigger Force Majeure under this Agreement unless the physical asset is damaged.

26.	Confidentiality

26.1	The Parties and the Guarantor acknowledge that in connection with this Agreement and the providing of Services they may have received and/or may receive information on each other relating to and including trade and business secrets as well as information regarding the business, financial situation, products and prospects, processes and methodologies, and any other documentation in whatever form (“Information”). Such Information is confidential information in case it is marked as confidential or described as confidential at the time of disclosure or if a reasonable third party would define it of such quality which needs protection and therefore should be treated confidential (“Confidential Information”).

Confidential Information does not include any Information,

26.1.1	which becomes generally available to the public other than because of a breach of this Section 26 or another obligation under this Agreement,

26.1.2	which is received from a third party, except if provided on behalf of the Service Provider and provided that the third party is not bound by an obligation of confidentiality with respect to such information towards the respective disclosing party,

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26.1.3	which was legally in a Party’s or the Guarantor’s possession without obligations of confidentiality to the other Party or the Guarantor prior to such information being furnished as Confidential Information, or

26.1.4	which is independently developed by a Party or the Guarantor without use of, reference to, or relying on any Confidential Information of the other Party or the Guarantor.

26.2	In respect of Confidential Information of the Parties and the Guarantor, each Party and the Guarantor receiving such Confidential Information (“Information Recipient”) shall

26.2.1	keep Confidential Information in strict confidence,

26.2.2	protect Confidential Information against unauthorized access and accidental disclosure,

26.2.3	not disclose Confidential Information to third parties except with the prior written consent of the disclosing Party or the disclosing Guarantor,

26.2.4	use Confidential Information only in connection with and to the extent required for the performance of this Agreement and the providing of Services,

26.2.5	keep duplications or copies of Confidential Information to a minimum, and

26.2.6	promptly inform the disclosing Party or the disclosing Guarantor about any breach of this section 26 or unauthorized disclosure of Confidential Information.

26.3	If the Developer, the Guarantor, or any of their respective Affiliates discloses any Confidential Information of the Service Provider in breach of this Agreement, the Developer shall pay liquidated damages to the Service Provider in an amount equal to EUR 50,000 per breach.

26.4	For the avoidance of doubt, a breach that continues over time shall constitute a continuing breach, and liquidated damages shall accrue for each calendar month (or part thereof) during which the breach persists. Repeated disclosures or separate acts of unauthorized disclosure shall be treated as separate breaches, each giving rise to liquidated damage.

26.5	Payment of liquidated damages does not limit the Service Provider’s right to claim higher proven damages or to seek injunctive or equitable relief.

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27.	Permitted Disclosure

27.1	Notwithstanding the obligations under Section 26, the Information Recipient may disclose Confidential Information to

27.1.1	its managers, directors, corporate bodies, and employees who have a need to know such Confidential Information in connection with this Agreement or the Services; and

27.1.2	its consultants, including lawyers, tax advisors, auditors, and business consultants, who are engaged in connection with this Agreement or the Services,

27.1.3	provided that these companies, entities, persons, or bodies are bound by confidentiality obligations similar to those under this Agreement or are professionally bound to equivalent confidentiality obligations and such disclosure is in accordance with the applicable laws. The Information Recipient shall remain fully liable for any of the above companies, entities, persons, and bodies maintaining the confidentiality of Confidential Information to the same extent as set out in this Agreement.

27.2	The Information Recipient may further disclose Confidential Information if and to the extent compelled by law or court or administrative order, if it has informed the disclosing party about such requirement in advance and has permitted the disclosing party a reasonable period to intervene and contest such disclosure (if and to the extent permitted by law). Upon request, the Information Recipient shall assist the disclosing party in the defence against any such court or administrative order.

27.3	Notwithstanding the foregoing obligations, each Party and the Guarantor shall be entitled to disclose Confidential Information to the extent required by law or regulation in connection with foreign direct investment (“FDI”) review proceedings and the Foreign Trade Regulation. Such disclosure shall be limited to the information reasonably necessary for compliance with such FDI review requirements and shall be made only to the competent authorities responsible for conducting such reviews. The disclosing Party or the disclosing Guarantor shall use reasonable efforts to ensure that any such Confidential Information disclosed to authorities is treated as confidential by such authorities to the extent permitted by applicable law.

28.	No Assignment

The Developer nor the Guarantor shall be entitled to assign any rights or claims under this Agreement without the written consent of the Service Provider.

The Service Provider shall be entitled to assign or transfer this Agreement, including any and all rights and obligations, receivables, and claims arising hereunder, in whole or in part and without the prior written consent of the Developer or the Guarantor, provided that such assignment or transfer is made to another entity within the Nuvve group.

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29.	Costs and Expenses

Unless otherwise provided for in this Agreement, all costs, including fees and expenses, incurred one Party or the Guarantor in connection with the preparation, negotiation, signing and execution of this Agreement and the transactions contemplated herein, including the costs of advisors, shall be borne by each Party and the Guarantor itself.

30.	Notices

All notices and other communications under this Agreement, except as explicitly provided otherwise, shall be made in writing and shall be delivered or sent by registered mail, courier or fax or e-mail with hand-signed PDF attachment to the addresses below or to such other addresses which may be specified by any Party or the Guarantor to the other Party or the Guarantor in the future in writing:

If to the Service Provider:

Name:	Nuvve Holding Corp.
Attention:	Gregory Poilasne
Address:	2488 Historic Decatur Road, suite 230, San Diego Ca 92106
E-mail:	[***]

and with a copy for information purposes only to:

Name:	Nuvve Holding Corp.
Attention:	David Robson
Address:	2488 Historic Decatur Road, suite 230, San Diego Ca 92106
E-mail:	[***]

If to the Developer:

Name:	Oelion AB
Attention:	Leo Adler
Address:
E-mail:

If to the Guarantor:

Name:	OMNIA Group Holdings AG
Attention:	Daniel Hansen
Address:
E-mail:

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31.	Intellectual Property Rights

31.1	Each Party and the Guarantor retain all rights in its pre-existing intellectual property (“Background IP”). The Developer acknowledges that the Service Provider’s Background IP constitutes valuable trade secrets and proprietary information. No license is granted to the other Party’s Background IP except as expressly provided herein.

31.2	All intellectual property created by the Service Provider in performing the Services (“Foreground IP”) shall remain the exclusive property of the Service Provider.

31.3	The Service Provider grants the Developer a non-exclusive, non-transferable, royalty-free license to use the Foreground IP and the Background IP solely for the Developer’s internal business purposes in connection with the Project.

31.4	The Developer shall not use any Service Provider intellectual property for any purpose other than as expressly authorized herein and shall take all reasonable measures to protect the confidentiality and proprietary nature of such intellectual property.

32.	Data Protection

When collecting, processing or using any personal data in the course of certain Services, the Parties and the Guarantor shall comply with all the applicable data protection provisions. To the extent a Party or the Guarantor processes data of the other Party or the Guarantor that is protected by the General Data Protection Regulation (Regulation (EU) 679/2016 (“GDPR”), the Parties and the Guarantor agree to conclude a data processing agreement and/or joint controllership agreement to ensure compliance with the GDPR.

33.	Miscellaneous

33.1	This Agreement together with its Exhibits contains the entire agreements between and declarations of the Parties and the Guarantor concerning the subject of the Agreement. It supersedes all prior agreements and conventions, oral and written declarations of intent and other binding or non-binding arrangements or side agreements between the Parties and the Guarantor concerning the subject of the Agreement.

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33.2	All Exhibits to this Agreement shall form an integral part of this Agreement. In the event of a conflict between an Exhibit and a provision in this Agreement, the provision in this Agreement shall prevail.

33.3	The headings in this Agreement have been inserted for convenience only and do not affect its interpretation.

33.4	Amendments and additions to this Agreement require the written form to be effective unless a stricter form is prescribed by law. This also applies to any amendment to this written form clause.

34.	Governing Law; Dispute Resolution

34.1	This Agreement shall be governed by Swedish law and without regard to i) the UN Convention on the Sale of Goods and ii) its conflict of laws principles. Any dispute arising out of or in connection with this Agreement shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (SCC) in accordance with the SCC Rules. The seat of arbitration shall be Stockholm, Sweden, and the language shall be English. The arbitral award shall be final and binding.

35.	Severability

35.1	Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision.

35.2	In place of the invalid or unenforceable provision or to fill a contractual gap, such legally valid and enforceable provision shall apply which most closely reflects the commercial intention of the Parties and the Guarantor as regards the invalid, unenforceable or missing provision.

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SIGNATURES

Oelion AB		Nuvve Holding Corp.

represented by:		represented by:

/s/ Leo Adler		/s/ Gregory Poilasne
Name:	Leo Adler	Name:	Gregory Poilasne
Title:	Director	Title:	CEO

OMNIA Group Holdings AG

represented by:

/s/ Daniel Hansen
Name:	Daniel Hansen
Title:	CEO

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Exhibit 3.3(b) – Engienering And Managerial Consulting Service Agreement

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